Exhibit 10.91

Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121 Phone 858.450.4220 Fax 858.450.4203 www.path1.com

August 1, 2005

Jeremy Ferrell

Dear Jeremy:

I have enjoyed talking to you about joining the Path 1 team as Controller. I am delighted to offer you this position as more fully set forth below:

Position:	Controller (Subject to Board approval, title of Principal Accounting Officer will be added)

Reporting to:	John R. Zavoli, President & CEO

Classification:	Exempt

Base Salary:	$130,000

Stock Options/Restricted Stock	Subject to Board approval, stock options on 20,000 shares of Common Stock with an exercise price at fair market value on the date of grant, vesting in sixteen equal quarterly installments over four (4) years in accordance with the Company’s 2000 or 2004 Stock Option/Stock Issuance Plans.

Subject to Board approval, 10,000 restricted shares pursuant to the 2000 or 2004 Stock Option/Stock Issuance Plans. The restricted shares shall vest over two (2) years, 50% cliff vest after one (1) year of service, the balance ratably over each successive quarter.

Start Date:	On or before August 15, 2005

Offer Expiration Date:	August 5, 2005

As a condition of employment, you must sign Path 1 Network Technologies’ Proprietary Information and Invention Agreement on your first day of employment. This offer is also subject to satisfactory background check and evidence of your entitlement to work in the United States.

We currently offer a comprehensive benefits package, including company paid medical, dental, vision, Life and LTD. We provide 3 weeks of Paid Time Off, as well as a holiday schedule that includes at least 11 assigned or floating holidays. We also offer a 401(k) plan and Flexible Spending Plan.

This written offer of employment contains our complete offer. Any representations, whether written or oral, not contained in this letter are expressly cancelled and superseded by this offer.

Jeremy, as I mentioned previously, I am very excited to have you join our company at this very exciting time. I believe you can make a significant contribution.

Please sign and date the copy of this letter and return it to my attention. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ John R. Zavoli
John R. Zavoli
President and CEO

I understand that employment with Path 1 Network Technologies Inc. is “at will”, and not for a specified term, and is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, with or without cause, at any time. My signature below memorializes my full understanding and acceptance of this offer of employment.

Approved and Accepted

/s/ Jeremy Ferrell	8-5-05
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